Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Third Quarter 2011 Results

ENSCO 8505 Contracted to Anadarko, Apache and Noble Energy in U.S. Gulf of Mexico
Contracted First Ultra-Premium Harsh Environment Jackup Under Construction
Third Ultra-Premium Harsh Environment Jackup Rig Ordered
ENSCO 8504 Commences Initial Contract for Total in Brunei
ENSCO 8503 Drills Major Discovery for Tullow in French Guiana
Integration of Pride International on Track

    London, England, 2 November 2011 … Ensco plc (NYSE: ESV) reported diluted earnings per share from continuing operations of $0.88 for third quarter 2011, compared to $0.92 per share in third quarter 2010.  There were no discontinued operations in third quarter 2011.  Losses from discontinued operations in third quarter 2010 were $0.01 per share related to a rig that was reclassified as held for sale.  Diluted earnings per share were $0.88 in third quarter 2011, compared to $0.91 per share in third quarter 2010.

    On 31 May 2011, Ensco plc acquired Pride International, Inc. in a cash and stock transaction.  Results from the former Pride International operations are included in the Company’s third quarter 2011 results with no corresponding amount in third quarter 2010.  As required by generally accepted accounting principles, former Pride International drilling contracts were adjusted to their estimated fair market values at the acquisition date.  Third quarter 2011 revenues include approximately $22 million related to these adjustments.

    Professional fees, severance payments and other integration-related costs associated with the Pride International acquisition totaled approximately $7 million, $0.03 per share, in third quarter 2011 general and administrative expense. In addition, third quarter 2011 contract drilling expense included approximately $3 million, $0.01 per share, of severance and relocation costs related to the acquisition.

    Chairman, President and Chief Executive Officer Dan Rabun stated, “Customer demand for offshore drilling has continued to strengthen and we recently contracted two rigs under construction: the ENSCO 8505 ultra-deepwater semisubmersible and our first ultra-premium harsh environment jackup rig that has been named ENSCO 120. ENSCO 8505 was contracted to three customers in the U.S. Gulf of Mexico reflecting optimism that permitting in the region will continue to improve.  ENSCO 120 was contracted in the Central North Sea where demand for high-specification equipment has risen to meet new drilling requirements. Given the strength of this market, we ordered a third rig of the same design.

    “ENSCO 8504 successfully commenced drilling for Total in Brunei under its initial contract and we are pleased that ENSCO 8503 drilled a major discovery on its maiden well for Tullow in French Guiana. All of our deepwater and midwater rigs in the active fleet are contracted and we anticipate that jackup rig utilization will improve further in the fourth quarter.  Ensco has approximately $9 billion of contracted revenue backlog, which provides significant visibility of future cash flows.”

     Mr. Rabun added, “The integration of operations and systems following the Pride International acquisition in May is proceeding well, and we are on track to achieve our targeted synergies.  Our seven rigs under construction, which will drive future earnings growth, are on schedule to meet their planned delivery dates.”

     Revenues in third quarter 2011 were $916 million, compared to $428 million a year ago. Approximately $444 million of the $488 million increase was related to the Pride International acquisition.  Adding new ultra-deepwater rigs to the active fleet also contributed to the increase in revenues.

     Contract drilling expense was $478 million, up from $194 million in third quarter 2010.  Excluding $277 million from the effect of the Pride International acquisition, contract drilling expense increased $7 million.  Newly delivered ultra-deepwater rigs and higher costs from improved utilization in the jackup segment increased expenses, partially offset by an $11 million gain from a cash settlement of the ENSCO 69 insurance claim and lower costs for ENSCO 7500 that was mobilizing to Brazil during third quarter 2011.

     Depreciation expense rose to $136 million from $56 million a year ago. Excluding $71 million from the effect of the Pride International acquisition, the $9 million increase was mostly driven by the addition of ultra-deepwater rigs to the fleet and upgrades completed for ENSCO 7500.

     General and administrative expense was $41 million, compared to $21 million in third quarter 2010.  The effect of the Pride International acquisition added $15 million to general and administrative expense. Professional fees, severance payments and other integration-related costs associated with the Pride International acquisition totaled approximately $7 million in third quarter 2011.    Approximately $3 million of severance and other expense items for former Pride International operations is included in both the $7 million integration-related costs and $15 million effect from the Pride International acquisition noted above.  Therefore, adjusted for integration-related costs and the effect of the Pride International acquisition, general and administrative expense increased $1 million from third quarter 2010.

     Other expense in third quarter 2011 was $14 million, compared to Other income of $3 million in third quarter 2010.  Other expense in third quarter 2011 included $31 million of interest expense, net of $27 million of interest that was capitalized, partially offset by $11 million of Other, net that included $12 million of foreign currency exchange gains. In third quarter 2010, all interest expense was capitalized. The increase in interest expense is due to the issuance of senior notes in March 2011 to fund a portion of the Pride International acquisition and assuming Pride International’s debt.

     Ensco's effective tax rate was 17% in third quarter 2011 and the year ago period.

Segment Highlights

     Deepwater
     Deepwater segment revenues were $440 million in third quarter 2011, up from $111 million a year ago. Approximately $277 million of the $329 million increase was related to the effect of the Pride International acquisition. Adding three ultra-deepwater rigs, ENSCO 8502, ENSCO 8503 and ENSCO 8504, contributed to the increase, partially offset by a decline in revenues for ENSCO 7500, which was mobilizing during third quarter 2011 following a shipyard enhancement project.

     The average day rate was $391,000 and utilization was 74%, compared to $388,000 and 75%, respectively, in third quarter 2010. Excluding the impact of the Pride International acquisition, the average day rate was $406,000 and utilization was 83% in third quarter 2011.

     During third quarter 2011, all deepwater rigs operating in the U.S. Gulf of Mexico earned full day rates, whereas certain of these rigs earned lower standby or sublet rates in the prior year quarter following the Macondo incident.

     Contract drilling expense was $233 million in third quarter 2011, up from $48 million in third quarter 2010. Approximately $174 million of the $185 million increase was due to the effect of the Pride International acquisition.  Increased expenses from adding ENSCO 8502, ENSCO 8503 and ENSCO 8504 to the fleet were partially offset by lower expenses for ENSCO 7500.

     Midwater
     Prior to the Pride International acquisition, Ensco had no midwater rigs.  Therefore, midwater segment revenues totaling $121 million in third quarter 2011 were entirely related to the effect of the Pride International acquisition.  The average day rate was $239,000 and utilization was 89% in third quarter 2011.  Contract drilling expense in third quarter 2011 was $72 million.

     Jackup
     Jackup segment revenues were $330 million, up from $318 million a year ago. The effect of the Pride International acquisition added approximately $22 million to revenues, which was partially offset by a decline in utilization and the average day rate.

     Utilization was 77% versus 79% in the year ago period, and the average day rate was $100,000 versus $105,000 in third quarter 2010.  Excluding the effect of the Pride International acquisition, utilization improved to 83% from 79% a year ago, while the average day rate declined to $102,000 from $105,000.  Sequentially, on the same basis, utilization increased six percentage points and the average day rate increased $3,000 from second quarter 2011.

     Contract drilling expense increased $9 million to $155 million, compared to a year ago.  The effect of the Pride International acquisition added approximately $13 million to contract drilling expense, which was partially offset by an $11 million gain from a cash settlement of the ENSCO 69 insurance claim.

     Other
     Other is comprised of managed drilling rig operations acquired through the Pride International acquisition and the ENSCO I barge rig that has been cold stacked.  Revenue totaling $24 million in third quarter 2011 is entirely related to the effect of the Pride International acquisition.  Contract drilling expense increased to $18 million from $1 million in third quarter 2010.

	Third Quarter

	Deepwater			Midwater				Jackup			Other				Reconciling Items		Consolidated Total
(in millions of $, except %)	2011	2010	Chg	2011	2010	Chg		2011	2010	Chg	2011	2010	Chg		2011	2010	2011	2010	Chg

Revenues	440.4	110.5	299%	121.3	--	N	M	330.1	317.8	4%	23.8	--	N	M	--	--	915.6	428.3	114%
Operating expenses
Contract drilling	233.0	48.0	385%	72.1	--	N	M	154.7	145.6	6%	17.7	0.5	N	M	--	--	477.5	194.1	146%
Depreciation	73.5	11.7	528%	15.7	--	N	M	44.2	43.2	2%	0.6	0.4	50%		1.8	0.3	135.8	55.6	144%
General and admin.	--	--	--	--	--		--	--	--	--	--	--		--	40.8	20.6	40.8	20.6	98%
Operating income (loss)	133.9	50.8	164%	33.5	--	N	M	131.2	129.0	2%	5.5	(0.9)	N	M	(42.6)	(20.9)	261.5	$158.0	66%

Strong Financial Position - 30 September 2011

     Ensco continues to maintain a strong financial position:

•	Approximately $9 billion of contract revenue backlog excluding bonus opportunities
•	$480 million of cash and cash equivalents
•	$1.9 billion of available revolving credit facilities
•	Long-term debt-to-capital ratio of 31%

Pride International Synergies

     As previously reported, the Company expects 2012 pre-tax expense synergies related to the Pride International acquisition will be approximately $100 million: $50 million from general and administrative expense and $50 million from contract drilling expense related to procurement efficiencies, lower insurance costs and other items primarily related to increased scale.  Anticipated full year run rate synergies following 2012 will be approximately $150 million, comprised of $120 million of expense savings and $30 million of capital expenditure synergies.

     Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 3 November 2011 to discuss third quarter 2011 results. The call will be webcast live at www.enscoplc.com. Interested parties can also listen to the call by dialing (800) 314-5962 (Conference ID 17448769) from the United States and (706) 634-4352 if calling internationally. It is recommended that participants call five to ten minutes before the scheduled start time.

     A replay of the conference call will be available by telephone two hours after the completion of the call, through 10 November 2011 by dialing (800) 585-8367 (Conference ID 17448769). A transcript of the call and access to the replay or MP3 download will be available at www.enscoplc.com in the Investors Section.

     Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry.  We have the world’s third largest offshore drilling fleet comprised of dynamically-positioned drillships and semisubmersibles, moored semisubmersibles and premium jackups. Ensco is ranked #1 for overall customer satisfaction in the leading independent survey conducted by EnergyPoint Research with #1 ratings in 14 of 16 separate categories. To learn more about Ensco, please visit our website at www.enscoplc.com. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.

    Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, day rates and backlog; expected synergies from the integration of Pride International’s operations; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including our ability to successfully integrate the operations of Ensco and Pride International; our ability to meet our increased debt service obligations as a result of the merger and to fund planned expenditures; our ability to realize the expected benefits from our redomestication; the continued impact of the Macondo well incident; governmental regulatory, legislative and permitting requirements affecting drilling operations; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; risks inherent to shipyard rig construction, repair, maintenance or enhancement; actual contract commencement dates; environmental or other liabilities, risks or losses; our ability to attract and retain skilled personnel on commercially reasonable terms; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; and the outcome of litigation, legal proceedings, investigations or other claims or contract disputes.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward looking statements, except as required by law.

Investor and Media Contact:	Sean O'Neill Vice President Investor Relations and Communications 713-430-4607

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011*	2010	2011*	2010

OPERATING REVENUES	$915.6	$428.3	$1,841.3	$1,288.3

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	477.5	194.1	955.4	582.5
Depreciation	135.8	55.6	278.8	159.2
General and administrative	40.8	20.6	118.3	63.2
	654.1	270.3	1,352.5	804.9
OPERATING INCOME	261.5	158.0	488.8	483.4

OTHER INCOME (EXPENSE)
Interest income	6.5	0.2	9.0	0.5
Interest expense, net	(30.8)	--	(54.5)	--
Other, net	10.8	2.5	16.1	18.1
	(13.5)	2.7	(29.4)	18.6

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	248.0	160.7	459.4	502.0

PROVISION FOR INCOME TAXES	41.9	26.7	84.2	84.1

INCOME FROM CONTINUING OPERATIONS	206.1	134.0	375.2	417.9

DISCONTINUED OPERATIONS, NET	--	(1.9)	--	33.7

NET INCOME	206.1	132.1	375.2	451.6

NONCONTROLLING INTERESTS	(1.6)	(1.6)	(4.2)	(5.0)

NET INCOME ATTRIBUTABLE TO ENSCO	$204.5	$130.5	$ 371.0	$ 446.6

EARNINGS (LOSS) PER SHARE - BASIC
Continuing operations	$ 0.89	$ 0.92	$ 2.04	$ 2.89
Discontinued operations	--	(0.01)	--	0.24
	$ 0.89	$ 0.91	$ 2.04	$ 3.13
EARNINGS (LOSS) PER SHARE - DILUTED
Continuing operations	$ 0.88	$ 0.92	$ 2.03	$ 2.89
Discontinued operations	--	(0.01)	--	0.24
	$ 0.88	$ 0.91	$ 2.03	$ 3.13
NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$202.2	$128.7	$ 366.7	$ 440.9

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	228.1	141.1	180.0	140.9
Diluted	228.6	141.2	180.4	141.0

*Includes the results of Pride International, Inc., from the acquisition date of 31 May 2011.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2011	2010
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 479.9	$1,050.7
Accounts receivable, net	654.9	214.6
Other	379.6	171.4
Total current assets	1,514.4	1,436.7

PROPERTY AND EQUIPMENT, NET	12,311.7	5,049.9

GOODWILL	3,296.1	336.2

OTHER ASSETS, NET	528.0	228.7

	$17,650.2	$7,051.5

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$ 1,032.7	$ 331.8
Short-term debt	175.0	--
Current maturities of long-term debt	47.5	17.2
Total current liabilities	1,255.2	349.0

LONG-TERM DEBT	4,902.1	240.1

DEFERRED INCOME TAXES	355.0	358.0

OTHER LIABILITIES	421.8	139.4

TOTAL EQUITY	10,716.1	5,965.0

	$17,650.2	$7,051.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2011*	2010

OPERATING ACTIVITIES
Net income	$ 375.2	$ 451.6
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation expense	278.8	159.2
Gain on disposal of discontinued operations, net	--	(34.9)
Other	28.2	84.0
Changes in operating assets and liabilities	(280.2)	(138.5)
Net cash provided by operating activities of continuing operations	402.0	521.4

INVESTING ACTIVITIES
Acquisition of Pride International, Inc., net of cash acquired	(2,656.0)	--
Additions to property and equipment	(498.4)	(737.5)
Proceeds from disposal of discontinued operations	--	132.4
Other	41.6	1.1
Net cash used in investing activities	(3,112.8)	(604.0)

FINANCING ACTIVITIES
Proceeds from issuance of senior notes	2,462.8	--
Cash dividends paid	(211.4)	(103.6)
Reduction of long-term borrowings	(196.7)	(8.6)
Commercial paper borrowings, net	175.0	--
Equity financing costs	(70.5)	--
Debt financing costs	(31.9)	(6.2)
Other	13.4	(13.0)
Net cash provided by (used in) financing activities	2,140.7	(131.4)

Effect of exchange rate changes on cash and cash equivalents	(0.7)	(0.5)

Net cash used in operating activities of discontinued operations	--	(21.7)

DECREASE IN CASH AND CASH EQUIVALENTS	(570.8)	(236.2)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,050.7	1,141.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 479.9	$ 905.2

*Includes the results of Pride International, Inc., from the acquisition date of 31 May 2011.

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

			Second
	Third Quarter		Quarter
	2011(1)	2010	2011(1)

Rig Utilization(2)

Deepwater	74%	75%	86%
Midwater	89%	n/a	79%
Jackup(4)	77%	79%	75%
Total Reportable Segments	77%	79%	77%

Other(5)	100%	n/a	100%

Total	78%	79%	77%

Average day rates(3)

Deepwater	$391,129	$387,777	$347,024
Midwater	239,379	n/a	237,139
Jackup(4)	99,775	105,068	99,024
Total Reportable Segments	178,006	127,545	147,305

Other(5)	86,916	n/a	73,093

Total	$174,626	$127,545	$146,101

(1)	Includes the results of Pride International, Inc., from the acquisition date of 31 May 2011.
(2)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations. For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(3)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

(4)
ENSCO 69 has been excluded from rig utilization and average day rates for our Jackup segment during the period the rig was controlled and operated by Petrosucre, a subsidiary of Petróleos de Venezuela S.A., the national oil company of Venezuela (January 2009 - August 2010).

(5)	Other includes the utilization and average day rates of our two deepwater drilling management contracts but excludes ENSCO I, the only barge rig in our fleet, which is currently cold stacked.